Exhibit 99.1

Exhibit A

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

As of January 10, 2011

1. Purpose of the DRP. The purpose of the dividend reinvestment plan (the “DRP”) is to offer stockholders of Piedmont Office Realty Trust, Inc. (the “Company”) the opportunity to automatically reinvest their cash dividends in additional shares of the Company’s Class A common stock, par value $0.01 per share (the “DRP Shares”).

2. Dividend Reinvestment. For all eligible stockholders of the Company’s Class A and Class B-3 common stock (collectively the “Common Stock”) who elect to participate in the DRP (each a “Participant”), the Company will apply all directed cash dividends declared and paid in respect of the Common Stock held by each Participant (the “Dividends”), including Dividends paid with respect to any full or fractional DRP Shares acquired under the DRP, to the reinvestment of such Dividends to purchase additional DRP Shares.

3. Effective Date. The effective date of this Amended and Restated Dividend Reinvestment Plan shall be January 10, 2011.

4. Eligible Stockholders. All holders of record of shares of Common Stock are eligible to participate in the DRP. In order to be eligible to participate, beneficial owners of shares of Common Stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, administrator, nominee or trustee) must either arrange for the holder of record to join the DRP or have the shares they wish to enroll in the DRP transferred to their own names.

5. Procedure for Participation. Eligible stockholders may elect to become a Participant by completing and executing an enrollment form provided from time to time by the Company. Participation in the DRP will begin with the next Dividend payable after receipt of a Participant’s enrollment or authorization provided that the enrollment is accepted not less than ten business days before the payment date for the Dividend (the “Dividend Payment Date”). If a Participant’s enrollment is accepted less than ten business days before a Dividend Payment Date, dividend reinvestment on behalf of such Participant will commence with the next succeeding Dividend. Dividends of the Company are declared in the discretion of the Company’s Board of Directors.

6. Purchase of Shares. DRP shares will, at the election of the Company, either be purchased in the open market by or on behalf of the plan administrator, The Bank of New York Mellon (the “Plan Administrator”), or purchased directly from the Company from authorized but unissued shares. Participants will acquire DRP Shares from the Company at a purchase price equal to 98% of the average of the high and low sales price of the Class A common stock reported on the New York Stock Exchange Composite Tape on the Dividend Payment Date, except that if no trading is reported for such trading day, the purchase price shall be determined by the Company on the basis of such market quotations as it deems appropriate. Participants will acquire DRP Shares purchased in the open market at a price equal to 98% of the weighted average price of the shares of Class A common stock purchased to satisfy DRP requirements. Notwithstanding the foregoing, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limits set forth in the Company’s charter.

7. Share Certificates. The ownership of the DRP Shares purchased through the DRP will be in book-entry form only.

8. Reports. The administrator of the DRP shall provide to each Participant within 90 days after the end of each fiscal year, an individualized report summarizing the Participant’s investment including the purchase date(s), amount invested and the number of shares owned by the Participant, as well as the dates and amounts of dividends paid to the Participant or invested in additional Shares during the prior fiscal year. The administrator will also provide the Participant with an individualized quarterly report at the time of each dividend payment showing the number of shares owned prior to the current dividend, the amount of the current dividend and the number of shares owned after the current dividend.

9. Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty, by delivering to the Company a written notice. If a Participant terminates DRP participation, the terminating Participant’s account will reflect the whole number of shares in his or her account. In addition, the Plan Administrator will sell in the open market, or the Company shall redeem, any fractional share in such account within twenty (20) business days after receipt of the notice of termination, and the Participant will receive a check for the value of such fractional share. Upon termination of DRP participation, Dividends will be distributed to the Participant in cash. Withdrawal notices received less than ten business days prior to a Dividend Payment Date will not be effective until dividends have been invested and the shares purchased credited to the Participant.

10. Taxation of Distributions. The reinvestment of Dividends in the DRP does not relieve DRP Participants of any income tax liability which may be payable as a result of those Dividends.

11. Costs Associated With the DRP. The Company shall pay all administrative costs associated with the reinvestment of dividends under the DRP, including transaction and processing fees, expenses or service charges under the DRP in connection with such purchases under the DRP, other than any fees that may be charged to a Participant by such Participant’s broker, bank or other nominee for participating in the DRP on such Participant’s behalf.

12. Amendment, Suspension or Termination of DRP by the Company. The Board of Directors of the Company may amend, suspend or terminate the DRP for any reason.

13. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death or adjudicated incapacity prior to receipt of notice in writing of such death or adjudicated incapacity; (b) with respect to the time and the prices at which DRP Shares are purchased or sold for a Participant’s account; and (c) for any fluctuation in the market value of Common Stock after the reinvestment of Dividends. The Company has no duties, responsibilities or liabilities except those expressly set forth in the DRP.